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                                                                  Exhibit 3.2(b)


                  CERTIFICATE OF CORRECTION FILED TO CORRECT A
                       CERTAIN ERROR IN THE CERTIFICATE OF
                                INCORPORATION OF
                          PREMIUM STANDARD FARMS, INC.
                  FILED IN THE OFFICE OF THE SECRETARY OF STATE
                         OF DELAWARE ON AUGUST 16, 1996


         Premium Standard Farms, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         1. The name of the corporation is Premium Standard Farms, Inc.

         2. That a Certificate of Incorporation was filed by the Secretary of State of Delaware on August 16, 1996 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

         3. The inaccuracy or defect of said Certificate to be corrected is as follows: The Registered Agent was not listed correctly in the Certificate of Incorporation.

         4. Article 2 of the Certificate is corrected to read as follows:

                  2. The registered office of this corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         IN WITNESS WHEREOF, said Premium Standard Farms, Inc. has caused this Certificate to be signed by James A. Heeter, its Incorporator, this 26th day of August, 1996.

                                      PREMIUM STANDARD FARMS, INC.

                                      By /s/ James A. Heeter
                                      James A. Heeter, Incorporator